EXHIBIT 11

                         Capital Growth Holdings, Ltd.
                  Computation of Net Income Per Common Share
                                  (Unaudited)


                                                    Three Months Ended
                                                          March 31,
                                                  1997                1996
                                               -----------         ----------

Primary:
Net Income                                     $   478,797         $        0

Less cumulative preferred dividend                 (18,576)                 0
                                               -----------         ----------

NET INCOME USED FOR E.P.S.
    COMPUTATION                                    460,221                  0
                                               ===========         ==========

Weighted average number of
    common shares outstanding                   14,018,824          3,243,333

Shares issuable upon exercise of stock
    options and warrants, net of shares
     assumed to be repurchased (1)                 632,963                  0
                                               -----------         ----------

Shares used for computation                     14,651,787          3,243,333
                                               ===========         ==========

Net income per common share                    $      0.03         $     0.00
                                               ===========         ==========

Fully Diluted:
NET INCOME USED FOR  E.P.S.
    COMPUTATION                                    478,797                  0

Weighted Average number of
    common shares outstanding                   14,018,824          3,243,333

Shares issuable upon exercise of stock
    options and warrants, net of shares
     assumed to be repurchased (1)                 632,963                  0
                                               -----------         ----------

Convertible Series A & B Preferred Shares        5,081,334                  0
                                               -----------         ----------

Shares used for computation                     19,733,121          3,243,333
                                               ===========         ==========
Net income per common share                    $      0.02         $     0.00
                                               ===========         ==========

                                                                     (continued)

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Notes and Assumptions:

   (1) The Company has outstanding warrants and options with exercise prices below the current value of its common stock which is deemed to be $2.25. The Company has utilized the treasury stock method for computing the weighted average shares outstanding.